Exhibit (a)(53)

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Amended Teck Offer, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to Georgeson’s North American toll-free number at 1-866-264-4715 or collect at 416-847-7159. Bankers and brokers may call at 212-440-9800.
NOTICE OF CHANGE TO
DIRECTORS’ CIRCULAR
RELATING TO
THE AMENDED OFFER BY
TECK COMINCO LIMITED
TO PURCHASE
ALL OF THE OUTSTANDING COMMON SHARES OF
INCO LIMITED
FOR CDN.$82.50 IN CASH PER INCO SHARE
OR
1.1293 OF A TECK CLASS B SUBORDINATE VOTING SHARE AND
CDN.$0.05 IN CASH PER INCO SHARE,
SUBJECT TO THE MAXIMUM CASH PAYMENT AND
THE MAXIMUM SHARE PAYMENT
(AND CORRESPONDING PRORATION)

Information contained in this Notice of Change varies and updates certain information contained in the Directors’ Circular dated May 29, 2006 and the Notice of Change to Directors’ Circular dated August 6, 2006 (the “First Notice of Change”) issued by the Board of Directors of Inco Limited with respect to the original offer made by Teck Cominco Limited dated May 23, 2006, as amended and supplemented on July 24, 2006 and August 3, 2006, respectively. This Notice of Change should be read in conjunction therewith.
August 15, 2006
Notice to United States Securityholders:
The Amended Teck Offer is in respect of securities of a Canadian issuer. The enforcement by United States securityholders of civil liabilities under United States federal securities laws may be adversely affected by the fact that the issuer is located in a foreign country and that some of its directors and officers are residents of a foreign country.

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS
      This Notice of Change contains forward-looking information and statements that are subject to risks and based on a number of assumptions and other factors. See “CAUTION REGARDING FORWARD-LOOKING INFORMATION” in the First Notice of Change.
CURRENCY
      All dollar references in this Notice of Change refer to U.S. dollars and references to “Cdn.$” in this Notice of Change refer to Canadian dollars.
CURRENCY EXCHANGE RATE INFORMATION
      The following table sets out the high and low exchange rates for one U.S. dollar expressed in Canadian dollars for the period indicated, the average of such exchange rates for the period indicated, and the exchange rate at the end of such period, in each case, based upon the noon rate as quoted by the Bank of Canada:

		Year Ended December 31,
	Six Months Ended
	June 30, 2006	2005	2004	2003

High	1.1726	1.2704	1.3968	1.5747
Low	1.0990	1.1507	1.1774	1.2924
Rate at end of period	1.1150	1.1659	1.2036	1.2924
Average rate per period	1.1382	1.2116	1.3015	1.4015
      On August 14, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon rate quoted by the Bank of Canada was Cdn.$1.1240.

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NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR
      This Notice of Change to Directors’ Circular (this “Notice of Change”) relating to the Directors’ Circular dated May 29, 2006 (the “Directors’ Circular”) and the Notice of Change to Directors’ Circular dated August 6, 2006 (the “First Notice of Change”) is issued by the board of directors (the “Board of Directors” or the “Board”) of Inco Limited (“Inco”) in connection with the offer made by Teck Cominco Limited (“Teck”) to the shareholders of Inco (the “Inco Shareholders”) to purchase all of the issued and outstanding common shares of Inco (the “Inco Shares”) not already owned by Teck upon the terms and subject to the conditions set forth in Teck’s original offer and circular dated May 23, 2006 (the “Original Teck Offer”), as amended and supplemented by notice of variation and extension dated July 24, 2006 and notice of variation and extension dated August 3, 2006 (as amended and supplemented, the “Amended Teck Offer”). Defined terms used but not defined in this Notice of Change have the meanings given to them in the Directors’ Circular and the First Notice of Change.
RECENT DEVELOPMENTS
Unsolicited Offer by Companhia Vale do Rio Doce to Acquire Inco
      On August 11, 2006, Companhia Vale do Rio Doce, a Brazilian company, announced its intention to make an offer to acquire all of the outstanding Inco Shares at a price of Cdn.$86.00 in cash per Inco Share (the “CVRD Offer”).
      On August 14, 2006, CVRD Canada Inc., a wholly-owned subsidiary of Companhia Vale do Rio Doce (together, “CVRD”) formally commenced the CVRD Offer and filed with the Canadian securities regulatory authorities and the United States Securities and Exchange Commission (“SEC”) formal offer documents in respect of the CVRD Offer. The CVRD Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 28, 2006, unless extended or withdrawn. Completion of the CVRD Offer is conditional upon, among other things, there having been validly deposited or tendered pursuant to the CVRD Offer and not withdrawn at the expiry time, that number of Inco Shares which constitutes at least 66 2/3% of the outstanding Inco Shares (calculated on a fully-diluted basis).
      The Board of Directors is concurrently filing with the Canadian securities regulatory authorities and the SEC a directors’ circular in response to the CVRD Offer. As described in such directors’ circular, the Board of Directors has determined at this time to remain neutral and make no recommendation to Inco Shareholders in respect of the CVRD Offer. However, the Board has also determined, based on information then available and after consultation with its Financial Advisors and legal advisors, that the CVRD Offer could reasonably be expected to result in a “superior proposal” for purposes of the terms of the Combination Agreement. Accordingly, the Board has authorized senior management of Inco and its advisors to engage in discussions and negotiations with CVRD.
      Inco’s directors’ circular and any notice of change to Inco’s directors’ circular, relating to the CVRD Offer, when filed by Inco with the Canadian securities regulatory authorities on SEDAR and with the SEC as part of an amendment to Inco’s Schedule 14D-9 with respect to the CVRD Offer, shall be deemed to be incorporated by reference into, and form an integral part of, this Notice of Change.
Recent Developments Concerning the Teck Offer
      On August 8, 2006, Teck announced that it has no plans to enter into discussions or negotiations with Inco regarding the Amended Teck Offer.
Recent Developments Concerning the Proposed Combination of Inco and Phelps Dodge
      On August 14, 2006, Phelps Dodge announced that in order to comply with the terms of the Combination Agreement, the board of directors of Phelps Dodge has set September 25, 2006 as the date for its special shareholders meeting to vote on the transactions contemplated by the Combination Agreement.

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RECOMMENDATION OF THE BOARD OF DIRECTORS
      The Board of Directors has unanimously recommended that Inco Shareholders reject the Amended Teck Offer. See “Reasons for the Recommendation” in the First Notice of Change.
OTHER INFORMATION
      Except as disclosed in this Notice of Change, the Directors’ Circular and the First Notice of Change, no information is known to the directors of Inco that would reasonably be expected to affect the decision of the holders of Inco Shares to accept or reject the Amended Teck Offer.
NO MATERIAL CHANGES
      Except as publicly disclosed or as referred to in this Notice of Change, the Directors’ Circular and the First Notice of Change, the directors and senior officers of Inco are not aware of any other information that indicates any material change in the affairs of Inco since July 26, 2006, the date on which Inco published its most recent unaudited interim financial statements for the quarter ended June 30, 2006.
OTHER MATTERS
      This document will be filed with the SEC as an exhibit to an amendment to Inco’s Solicitation/ Recommendation Statement on Schedule 14D-9 (the “Teck 14D-9”). Inco Shareholders are advised to read this Notice of Change, the Directors’ Circular, the First Notice of Change and the amended Teck 14D-9 (including the other exhibits thereto) in their entirety because they contain important information. In response to the CVRD Offer, Inco will file with the SEC another Solicitation/ Recommendation Statement on Schedule 14D-9 (the “CVRD 14D-9”). Inco Shareholders are advised to read the CVRD 14D-9 (including the exhibits thereto), when it becomes available, because it will contain important information about the CVRD Offer. Copies of the Teck 14D-9 and each amendment thereto, and the CVRD 14D-9, are, and future amendments, and any other documents filed by Inco in connection with the Amended Teck Offer and the CVRD Offer, respectively, will be, available free of charge at the SEC’s website at www.sec.gov, from Inco at www.inco.com or from Georgeson by calling the telephone numbers at the back of this document.
STATUTORY RIGHTS
      Securities legislation in certain of the provinces and territories of Canada provides security holders of the Company with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.
DIRECTORS’ APPROVAL
      The contents of this Notice of Change have been approved, and the delivery thereof has been authorized, by the Board of Directors.

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CERTIFICATE
DATED: August 15, 2006
      The foregoing, together with the Directors’ Circular of the Board of Directors of Inco dated May 29, 2006 and the Notice of Change to Directors’ Circular dated August 6, 2006, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing, together with the Directors’ Circular of the Board of Directors of Inco dated May 29, 2006 and the Notice of Change to Directors’ Circular dated August 6, 2006, does not contain any misrepresentation likely to affect the value of the market price of the securities subject to the Amended Teck Offer within the meaning of the Securities Act (Québec).
On behalf of the Board of Directors

(Signed) Angus A. Bruneau	(Signed) David P. O’Brien
Director	Director

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QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE INFORMATION IN THIS
DOCUMENT SHOULD BE DIRECTED TO THE INFORMATION AGENT:
100 University Avenue
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1
North American Toll Free Number: (866) 264-4715 or
Collect: (416) 847-7159
Banks and Brokers call: (212) 440-9800